Exhibit 10.3

BURLINGTON STORES, INC.

2013 OMNIBUS INCENTIVE PLAN

STOCK OPTION AWARD NOTICE

[Name of Optionee]

You have been awarded a stock option to purchase shares of common stock of Burlington Stores, Inc., a Delaware corporation (the “Company”), pursuant to the terms and conditions of the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Award Notice, the “Agreement”). The Stock Option Agreement is attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Non-Qualified Stock Option to purchase from the Company [insert number] shares of Common Stock, par value $0.0001 per share (the “Common Stock”), subject to adjustment as provided in Section 6.2 of the Agreement.

Option Date:	[ , ]

Exercise Price:	$[ ] per share, subject to adjustment as provided in Section 6.2 of the Agreement.

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Optionee, the Option shall vest in one-third annual increments on each of May 3, 2022, 2023 and 2024 (each, a “Vesting Date”), if, and only if, you are, and have been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through and including the applicable Vesting Date.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., U.S. Eastern time, on the tenth anniversary of the Option Date.

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BURLINGTON STORES, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By accepting this grant on the Company’s stock plan administrator’s website, I hereby accept the Option granted to me and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Participant Name

Date
Signature

BURLINGTON STORES, INC.

2013 OMNIBUS INCENTIVE PLAN

Stock Option Agreement

Burlington Stores, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (the “Optionee”) named in the stock option award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “Plan”), an option to purchase from the Company the number of shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the restrictions, terms and conditions set forth in the Award Notice, the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.    Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee electronically accepts this Agreement within Optionee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect (or, if permitted by the Company, accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company).

2.    Time and Manner of Exercise of Option.

2.1.    Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2.    Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the Vesting Schedule set forth in the Award Notice. The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:

(a)    Termination of Employment due to Death or Disability. If Optionee’s employment with the Company and its Subsidiaries terminates by reason of Optionee’s death or Disability, then in either such case the unvested portion of the Option shall become fully vested as of the date of termination and the vested Option may thereafter be exercised by Optionee or Optionee’s executor, administrator, or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”) until and including the earlier to occur of (i) the date which is 180 days after the date of termination of employment and (ii) the Expiration Date. For purposes of this Agreement, “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(b)    Termination without Cause. If Optionee’s employment with the Company and its Subsidiaries is terminated by the Company or its Subsidiaries without Cause, then the unvested portion of the Option shall become fully vested as of the date of termination of employment, and the vested Option may thereafter be exercised by Optionee or Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is 180 days after the date of termination of employment and (ii) the Expiration Date. Notwithstanding anything in this Agreement or in the Plan to the contrary, for purposes of this Agreement, “Cause” shall have the meaning provided in the terms of Optionee’s employment agreement with the Company, as in effect on the Option Date.

(c)    Change in Control Qualifying Termination. If Optionee’s employment with the Company and its Subsidiaries terminates due to a Change in Control Qualifying Termination, then the unvested portion of the Option shall become fully vested as of the date of termination of employment, and the vested Option may thereafter be exercised by Optionee or Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is 180 days after the date of termination of employment and (ii) the Expiration Date. Except as otherwise provided in any other agreement between the Company or any of its Subsidiaries and Optionee, a Change in Control Qualifying Termination means a resignation by Optionee for Good Reason within the two year period immediately following a Change in Control. Notwithstanding anything in this Agreement or in the Plan to the contrary, for purposes of this Agreement, “Good Reason” shall have the meaning provided in the terms of Optionee’s employment agreement with the Company, as in effect on the Option Date.

(d)    Termination for Cause. If (i) Optionee’s employment with the Company and its Subsidiaries terminates by reason of the termination of Optionee’s employment by the Company or its Subsidiaries for Cause or (ii) Optionee breaches any non-competition obligation Optionee has to the Company or any of its Subsidiaries under any agreement, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(e)    Termination for any other Reason. If Optionee’s employment with the Company and its Subsidiaries is terminated by the Company or Optionee for any reason other than as specified in Sections 2.2(a)–(d), then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee or Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is 180 days after the date of such termination of employment and (ii) the Expiration Date.

2.3.    Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iii) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (iv) by a combination of (i) and (ii), and (b) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.1, have been paid.

2.4.    Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3.    Non-Compete, Non-Solicitation; Confidentiality.

3.1.    Non-Compete. In further consideration of the Option granted to Optionee hereunder, Optionee acknowledges and agrees that during the course of Optionee’s employment with the Company and its Subsidiaries, Optionee shall become familiar, and during Optionee’s employment with the predecessors of the Company and its Subsidiaries, Optionee has become familiar, with the Company’s and its Subsidiaries’ trade secrets and with other confidential information and that Optionee’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Optionee agrees that, during his or her employment with the Company and its Subsidiaries and, if Optionee’s employment with the Company and its Subsidiaries terminates for any reason, for a period of one (1) year thereafter (the “Non-Compete Period”), Optionee shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), or in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Company or its Subsidiaries currently operates or plans to operate. Nothing herein shall prohibit Optionee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Optionee has no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means each of the following entities, together with their respective subsidiaries, affiliates, successors and assigns: Macy’s, Inc., the TJX Companies, Inc. and Ross Stores, Inc.

3.2.    Non-Solicitation. During the Non-Compete Period, Optionee shall not, directly or indirectly, and shall ensure that any person or entity controlled by Optionee does not, (a) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (b) hire, directly or through another person, any person (whether or not solicited) who was an employee of the Company or any Subsidiary at any time within the one year period before Optionee’s termination from employment, (c) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, assist any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary or (d) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about the Company or any of its Subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).

3.3.    Confidentiality. Optionee acknowledges and agrees that the information, observations and data (including trade secrets) obtained by Optionee while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its Subsidiaries. Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (a) related to any past, current or potential business of the Company or any of its Subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (b) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Optionee’s acts or omissions) including all (i) work product; (ii) information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries of which Optionee is aware or becomes aware during the term of his employment; (iii) information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its Subsidiaries; (iv) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (v) strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (vi) information identifying or otherwise concerning employees, independent contractors and consultants; (vii) information on new and existing programs and services, prices, terms, and related information; (viii) all information marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries or which Optionee should reasonably know is confidential or proprietary information of the Company or any of its Subsidiaries; (ix) all information or materials similar or related to any of the foregoing, in whatever form or medium, whether now existing or arising hereafter (and regardless of whether merely stored in the mind of Optionee or employees or consultants of the Company or any of its Subsidiaries, or embodied in a tangible form or medium); and (x) all tangible embodiments of any of the foregoing.

3.4.    Disclosure. Optionee agrees that, except as required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Optionee must give the Company and/or its Subsidiaries, as applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and seek, at the Company’s sole cost and expense, confidential treatment where available and cooperate fully with all efforts by the Company and/or its Subsidiaries to obtain a protective order or similar confidentiality treatment for such information), Optionee shall not disclose to any unauthorized person or entity or use for Optionee’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Optionee’s acts or omissions. Optionee shall deliver to the Company at the time Optionee’s employment ceases, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any work product) or the business of the Company and its Subsidiaries which Optionee may then possess or have under Optionee’s control and if, at any time thereafter, any such materials are brought to Optionee’s attention or Optionee discovers them in his possession or control, Optionee shall deliver such materials to the Company immediately upon such notice or discovery.

3.5.    Protected Rights. Pursuant to 18 U.S.C. § 1833(b), “an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Optionee has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Optionee also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Optionee understands that nothing contained in this Agreement limits Optionee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Optionee further understands that this Agreement does not limit Optionee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Optionee’s right to receive an award for information provided to any Government Agencies.

3.6.    Other Agreements. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by Optionee. Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.

3.7.    Applicability. Notwithstanding the foregoing and any other language in this Agreement, Section 3.1 shall not apply to Optionee if he or she is below the position of Director level as of the Option Date.

4.    Enforcement.

4.1.    Reliance. Optionee acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Section 3 and the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the business of the Company and its Subsidiaries and other Confidential Information and goodwill of the Company and its Subsidiaries to the extent and for the periods of time expressly agreed to herein. Optionee acknowledges and agrees that Optionee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Optionee by this Agreement, and is in full accord as to their necessity for the reasonable protection of the Company’s and its Subsidiaries’ interests and the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future. Optionee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

4.2.    Enforcement. Notwithstanding any provision to the contrary herein, the Company or its Subsidiaries may pursue, at its discretion, enforcement of Section 3 in any court of competent jurisdiction (each, a “Court”).

4.3.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in Section 3 are overbroad or unreasonable under applicable law in duration, geographical area or scope, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum duration, geographical area and/or scope permitted under applicable law.

4.4.    Equitable Relief. Because Optionee’s services are unique and because Optionee has intimate knowledge of and access to confidential information and work product, the parties hereto agree that money damages would not be an adequate remedy for any breach of Section 3, and any breach of the terms of Section 3 would result in irreparable injury and damage to the Company and its Subsidiaries for which the Company and its Subsidiaries would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 3, the Company or its successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages. The terms of this Section 4.4 shall not prevent the Company or any of its Subsidiaries from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from Optionee.

5.    Transfer Restrictions and Investment Representations.

5.1.    Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (a) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s Legal Representative and (b) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

5.2.    Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (i) is true and correct as of the date of any purchase of any shares hereunder or (ii) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

6.    Additional Terms and Conditions.

6.1.    Withholding Taxes. As a condition precedent to the issuance of Common Stock following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee or withhold shares of Common Stock. Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option, equal to the Required Tax Payments; (iii) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (iv) any combination of (i) and (ii). Shares to be delivered or withheld may be withheld up to the maximum statutory tax rates in the applicable jurisdictions. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No shares of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

6.2.    Adjustment. In the event of a Section 4.2 Event, the adjustments provided for in Section 4.2(b) of the Plan shall be made to the number of shares of Common Stock subject to the Option and the related Exercise Price, subject to Section 409A of the Code.

6.3.    Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.4.    Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 6.1.

6.5.    Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

6.6.    Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of the Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.7.    Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.8.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.9.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Burlington Stores, Inc., 2006 Route 130 North, Burlington, NJ 08016, Attention: General Counsel, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.10.    Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.11.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. Optionee hereby acknowledges receipt of a copy of the Plan.

6.12.    Entire Agreement. Except as provided for in Section 3.6, this Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee. Notwithstanding the foregoing, Optionee acknowledges that Optionee is subject to Company policies relating to trading in the Company’s securities.

6.13.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect Optionee’s rights under this Agreement shall be subject to the written consent of Optionee. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.14.    Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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